Exhibit 99.1

News Release

For Immediate Release

OvaScience Reports Second Quarter 2015 Financial Results

- Healthy Babies Born with AUGMENTSM Fertility Treatment; IVF Clinics in New International Regions Offer AUGMENT Treatment -

- 2015 Plans for OvaPrime and OvaTure Treatments on Track -

CAMBRIDGE, Mass., August 10, 2015 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, today reported second quarter 2015 financial results and highlighted recent accomplishments, including additional healthy births with the AUGMENTSM treatment at all clinics currently offering the treatment. In addition, the AUGMENT treatment will be available in Spain through the largest in vitro fertilization (IVF) clinic network in the world, as well as through another new clinic partnership in Latin America. The Company is also on track to meet the 2015 goals for the OvaPrimeSM and OvaTureSM treatments. The AUGMENT treatment is not available in the United States.

“Following healthy births and ongoing pregnancies with our AUGMENT fertility treatment, major IVF clinic networks all over the world have approached us about offering the treatment to their patients,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience. “This led to an earlier than planned partnership with the IVI Group, which is the largest IVF group in the world, and enabled us to establish a strong footprint in Latin America through an additional clinic partnership with Growing Generations Panama.”

Dr. Dipp added, “More women and couples now have access to the AUGMENT treatment due to this geographic expansion and the broad health insurance coverage for the treatment in the United Arab Emirates. We remain committed to making our OvaPrime treatment available to patients through a preceptorship program this year, as well as defining a development pathway for our OvaTure treatment.”

Second Quarter and Recent Highlights

•                  Births at All IVF Clinics Offering the AUGMENT Treatment

TIME magazine featured the first baby born with the AUGMENT treatment to a woman in Canada who had repeatedly failed fertility treatments over four years. Since then, IVF clinics in Turkey and the United Arab Emirates (UAE) have also reported healthy births. More babies are expected this year in the IVF clinics currently offering the AUGMENT treatment.

•                  Additional Positive Patient Experiences with the AUGMENT Treatment

All the IVF clinics offering the AUGMENT treatment have reported improved pregnancy rates and healthy births in poor prognostic women. For the first time, Michael  Fakih, M.D., Founder and Chairman of Fakih IVF, shared his initial experiences in 59 women with poor egg health and embryo quality who failed an average of four prior IVF cycles. Following the AUGMENT treatment, clinical pregnancy rates in these women increased to 22 percent from 4 percent when compared to their prior total IVF cycles, and there were 11 ongoing pregnancies, or approximately 18 percent, versus a prior live birth rate of 2 percent.

•                  AUGMENT Treatment Now Available to Patients in New International Regions

In an earlier than planned strategic expansion, the AUGMENT treatment will be made available through an initial preceptorship program at IVI Valencia, a leading IVF clinic in Spain that is part of the IVI Group of 38 clinics spanning nine countries, which is the largest IVF clinic network in the world. In addition, OvaScience will also begin offering its AUGMENT treatment through a partnership with Growing Generations Panama, under the medical directorship of Bradford Kolb, M.D., F.A.C.O.G., and with IVF Centro de Reproducción, under the medical directorship of Mario Vega, M.D. Growing Generations Panama is an established international subsidiary of leading fertility services provider Growing Generations and serves fertility patients in the greater Latin American region and beyond.

OvaScience continues to move ahead with plans for introducing the AUGMENT treatment in one of the largest clinic networks in Japan, and establishing operations in the United Kingdom this year. The Company continues to expect to reach its goal of 1,000 AUGMENT treatment cycles in process by the end of 2015. The AUGMENT treatment cycle begins upon OvaScience’s receipt of the patient’s tissue after biopsy. The Company’s ability to achieve this goal will depend on continued use of the AUGMENT treatment in partner clinics in new and existing regions, significant uptake in the UAE as the result of new health insurance coverage, and other programs that include driving first-line use of the AUGMENT treatment. The majority of AUGMENT treatments are expected to be recorded in deferred revenue in the fourth quarter.

•                  AUGMENT Treatment Gains Health Insurance Coverage in the UAE

The AUGMENT treatment has gained health insurance coverage in the UAE for citizens and expatriates covered through a national provider within the UAE. This provides coverage for women 37 years of age or older, women with poor egg quality, women with a history of poor embryo quality, women who have experienced repeated implantation failures or miscarriages, women with low anti-müllerian hormone (AMH) levels, women who are poor responders, or women whose partners have severe male factor infertility.

•                  OvaPrime Introduction on Track Through Preceptorship Program

The Company is on track to introduce the OvaPrime treatment, a potential new option developed to increase egg reserve for IVF, through a preceptorship program in at least one international region outside of the United States this year. The Company anticipates that physicians offering the OvaPrime treatment will share initial patient experiences in women who produce too few or no eggs once clinically meaningful insights become available. Approximately 25-30 percent of women seeking fertility treatment may be candidates for the OvaPrime treatment.

•                  Defining Development Plans for the OvaTure Treatment

OvaScience continues to remain on track in defining a development pathway for the OvaTure treatment, a potential breakthrough fertility option that would not require women to take hormones. By the end of the year, the Company intends to communicate its strategy for developing this next-generation IVF treatment outside of the United States.

•                  Broadened Board of Directors with Global Operations and International Medical Experts

The Company expanded its Board of Directors with the appointments of John Howe, M.D., Former President and CEO of Project HOPE, and John Sexton, Ph.D., President of New York University.

Second Quarter Financial Results

•                  Net loss for the three months ended June 30, 2015 was $17.5 million, or ($0.64) per share, as compared to net loss of $9.9 million, or ($0.42) per share, for the three months ended June 30, 2014. This included non-cash stock-based compensation expense of $4.4 million.  The increase is primarily attributable to stock-based compensation, planned higher personnel costs, and costs associated with the launch of the AUGMENT treatment in certain international IVF clinics. Launch costs include legal and consulting services and establishment of lab-based operations, which will also support introductions of future fertility treatments.

•                  Research and development expense for the three months ended June 30, 2015 was $4.0 million, compared to $4.5 million for the same period in 2014. This decrease is primarily driven by a decrease of $0.6 million related to the stock-based compensation expense recorded in the prior year for Founders’ stock, which was fully expensed in the first quarter of 2015 and will not recur.

•                  Selling, general and administrative expense for the three months ended June 30, 2015 was $13.1 million, as compared to $5.1 million for the same period in 2014. This increase was primarily a result of $4.2 million for employee compensation and related benefits, including stock-based compensation expense driven by the hiring of additional personnel, $3.1 million of costs associated with the launch of the AUGMENT treatment and international growth, and $0.7 million of facilities and certain professional fees and other expenses.

At June 30, 2015, OvaScience had cash, cash equivalents and short-term investments of $155.6 million.

Upcoming Events and Presentations

•                  Wedbush PacGrow Healthcare Conference, August 11-12 in New York, NY

•                  H.C. Wainwright/Rodman & Renshaw Global Investment Conference, September 8-10 in New York, NY

•                  Ladenburg Thalmann Healthcare Conference, September 29 in New York, NY

About OvaScience

OvaScience (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions outside of the United States. OvaScience is developing the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and www.augmenttreatment.com and connect with us on Twitter and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the AUGMENT treatment and its two fertility treatments in development, including statements relating to our plans to make the AUGMENT treatment available in new countries, our plans to introduce the OvaPrime treatment, our plans to expand the availability of the AUGMENT treatment, our plans to define a development pathway for the OvaTure treatment, and our expectation that we will reach our goal of 1,000 AUGMENT treatment cycles in process by the end of 2015. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we have launched or plan to introduce the AUGMENT treatment and plan to introduce the OvaPrime treatment; the commercial ramp up of the AUGMENT treatment, which we expect will depend upon continued use of the AUGMENT treatment in our partner clinics in new and existing regions, significant uptake in the UAE as a result of the recent coverage, and other programs that include driving first-line use of the AUGMENT treatment, and further results from ACE clinic experience as they become available; the science underlying our treatment and treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; our ability to commercialize the AUGMENT treatment and our potential treatments, including the OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

— Financial Tables to Follow —

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$70,238	$6,414
Short-term investments	85,381	53,817
Prepaid expenses and other current assets	3,543	1,647
Total current assets	159,162	61,878
Property and equipment, net	4,208	3,367
Investment in joint venture	557	—
Restricted cash	527	197
Other long-term assets	—	130
Total assets	$164,454	$65,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,987	$2,520
Accrued expenses	4,611	7,654
Total current liabilities	7,598	10,174
Other non-current liabilities	149	73
Total liabilities	7,747	10,247
Total stockholders’ equity	156,707	55,325
Total liabilities and stockholders’ equity	$164,454	$65,572

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$30	$—	$45	$—
Costs and expenses:
Costs of revenues	116	—	151	—
Research and development	4,021	4,534	9,768	9,186
Selling, general and administrative	13,067	5,061	24,113	8,059
Total operating expenses	17,204	9,595	34,032	17,245
Loss from operations	(17,174)	(9,595)	(33,987)	(17,245)
Interest income (expense), net	101	(27)	145	(84)
Other income (expense), net	(28)	24	6	14
Loss from equity method investment	(389)	(295)	(860)	(392)
Net loss	$(17,490)	$(9,893)	$(34,696)	$(17,707)
Net loss per share—basic and diluted	$(0.64)	$(0.42)	$(1.29)	$(0.83)
Weighted average number of shares used in net loss per share—basic and diluted	27,198	23,546	26,894	21,392

###

Contacts:

Investors
Theresa McNeely

EVP, Chief Communications Officer

tmcneely@ovascience.com

617-299-7356

Media
Cara Mayfield

Director, Corporate Communications

cmayfield@ovascience.com

617-714-9638